FOR IMMEDIATE RELEASE

Exhibit 99

CONTACT:
Jon S. Bennett
Senior Vice President,
Chief Financial Officer and Treasurer
THE MAJESTIC STAR CASINO, LLC
(702) 388-2400

THE MAJESTIC STAR CASINO, LLC RETAINS GOLDMAN, SACHS & CO.
TO EVALUATE STRATEGIC ALTERNATIVES

LAS VEGAS, NEVADA — NOVEMBER 17, 2008 — The Majestic Star Casino, LLC (the “Company”) today announced that it has engaged Goldman, Sachs & Co. (“Goldman Sachs”) to act as a financial advisor.  In conjunction with XRoads Solutions Group, LLC, Goldman Sachs will assist the Company with its evaluation of financial and strategic alternatives.  These alternatives may include a recapitalization, refinancing, restructuring or reorganization of the Company’s obligations or a sale of some or all of its assets.

Don Barden, the Company’s Chairman, President and CEO, commented, “With the addition of Goldman Sachs the Company has assembled an excellent team of professionals to help assist management in developing and executing on strategies that will position the Company to maximize long-term value.  Goldman Sachs is one of the premiere financial institutions in the world and we are pleased to have them as part of our team.”

The Company cautions that there can be no assurance that the aforementioned evaluation will result in any specific transaction.

About The Majestic Star Casino, LLC
The Majestic Star Casino, LLC, is a multi-jurisdictional gaming company that directly owns and operates two adjacent dockside gaming facilities and hotel located in Gary, Indiana (Majestic Star and Majestic Star II); a Fitzgeralds brand casino and hotel located in Tunica, Mississippi (Fitzgeralds Casino Hotel-Tunica); and a Fitzgeralds brand casino located in Black Hawk, Colorado (Fitzgeralds Casino-Black Hawk). Additionally, Barden Development, Inc., the ultimate owner of The Majestic Star Casino, LLC, owns and operates a Fitzgeralds brand casino and hotel in Las Vegas, Nevada (Fitzgeralds Casino Hotel - Las Vegas). Inquiries for additional information should be directed to Jon S. Bennett, Sr. Vice President and Chief Financial Officer, at 702-388-2400. Information about The Majestic Star Casino, LLC, and its casino properties can be found at the Company’s website, ‘www.majesticstar.com’.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, and results of operations of the Company and its subsidiaries which involve risks and uncertainties, including, but not limited to, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.  These forward-looking statements generally can be identified by phrases such as the Company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” or other words or phrases of similar import.  Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.  For more information, review the Company’s filings with the Securities and Exchange Commission.